SEVENTH SUPPLEMENTAL INDENTURE


     SEVENTH SUPPLEMENTAL INDENTURE (this "SUPPLEMENTAL INDENTURE"), dated as of August 30, 2005, among Columbus McKinnon Corporation, a New York corporation (the "COMPANY"), the Guarantors (as defined in the Indenture referred to herein) and U.S. Bank Trust National Association, formerly known as State Street Bank and Trust Company, N.A., as trustee under the Indenture referred to below (the "TRUSTEE").

                               W I T N E S S E T H

     WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture (the "ORIGINAL INDENTURE"), dated as of March 31, 1998 providing for the issuance of an aggregate principal amount of up to $300.0 million of 8 1/2% Senior Subordinated Notes due 2008 (the "NOTES");

     WHEREAS, the Company, the Guarantors and the Trustee amended the Original Indenture by entering into a Supplemental Indenture dated as of March 31, 1998, a Second Supplemental Indenture dated as of February 12, 1999, a Third
Supplemental Indenture dated as of March 1, 1999, a Fourth Supplemental Indenture dated as of November 1, 1999, a Fifth Supplemental Indenture dated as of April 4, 2002, and a Sixth Supplemental Indenture, dated as of August 5, 2002 in order to add certain entities as guarantors and to reflect the merger or disposition of certain Guarantors (the Original Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, and the Sixth Supplemental Indenture, the "INDENTURE"); and

     WHEREAS, Section 9.02 of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding; and

     WHEREAS, the Company, the Guarantors and the Trustee desire to amend the Indenture as set forth in Sections 2 hereof to eliminate certain provisions including substantially all of the material restrictive covenants and certain events of default; and

     WHEREAS, the Company has received consents to the amendments effected by this Seventh Supplemental Indenture from the Holders of at least a majority in principal amount of the Notes outstanding; and

     WHEREAS this Seventh Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company and the Guarantors; and

     WHEREAS, all conditions precedent provided for in the Indenture relating to this Seventh Supplemental Indenture have been complied with;

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     NOW,  THEREFORE,  in  consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes a s follows:

     1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

     2. AMENDMENTS TO INDENTURE.

          a. Sections 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15
and 4.16 of the Indenture and all references and cross-references thereto are deleted in their entirety.

          b. Section 5.01 of the Indenture is amended and restated in its entirety to read as follows:

               "SECTION 5.01. MERGER, CONSOLIDATION, OR SALE OF ASSETS.

                    Neither the Company nor any Guarantor  shall  consolidate or merge with or into (whether or not the Company or such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless the entity or Person formed by or surviving any such consolidation or merger (if other than the Company or such Guarantor) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company or such Guarantor under the Notes and this Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee."

          c. Section 5.02 of the Indenture is amended and restated in its entirety to read as follows:

               "SECTION 5.02. SUCCESSOR CORPORATION SUBSTITUTED.

                    Upon any consolidation or merger,  or any sale,  assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with
               Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the "Company" shall refer instead to the

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               successor  corporation and not to the Company),  and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein."

          d. Section 11.05 of the Indenture is amended and restated in its entirety to read as follows:

               "SECTION  11.05.  GUARANTORS  MAY  CONSOLIDATE,  ETC., ON CERTAIN
               TERMS.

                    No  Guarantor  may  consolidate  with or merge  with or into
               (whether or not such Guarantor is the surviving Person) another Person whether or not affiliated with such Guarantor unless the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or the Company) unconditionally assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee under the Notes, this Indenture and the Subsidiary Guarantee on the terms set forth herein or therein.

                    In  case  of  any  such   consolidation,   merger,  sale  or
               conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Subsidiary Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Subsidiary
               Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Subsidiary Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

                    Notwithstanding   the  above,   nothing  contained  in  this
               Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor."

          e. Sections 6.01 (f), (g), (h) and (i) and any references or cross-references thereto are deleted in their entirety.

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          f.  Section   8.04(d)  of  the   Indenture   and  any   references  or
cross-references thereto are deleted in its entirety.

          g. Section 8.04(e) is amended and restated in its entirety to read as follows:

                    "(e) such Legal Defeasance or Covenant  Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;".

          h. A new Section 12.14 is added and shall read as follows:

               "SECTION 12.14. SATISFACTION AND DISCHARGE.

                    When (a) the Company delivers to the Trustee all outstanding
               Notes (other than Notes replaced pursuant to Section 2.07) for cancellation or (b) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption pursuant to Article 3 hereof and the Company irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date (other than Notes replaced pursuant to Section 2.07), and if in either case the Company pays all other sums payable hereunder by the Company, then this Indenture shall cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Company accompanied by an Officers' Certificate and an Opinion of Counsel and at the cost and expense of the Company.

                    Notwithstanding   the   above   paragraph,   the   Company's
               obligations in Sections 2.03,  2.04, 2.05, 2.06, 2.07, 2.08, 7.07
               and 7.08 shall survive until the Notes have been paid in full. Thereafter, the Company's obligations in Section 7.07 shall survive.

     3. EFFECTIVENESS AND EFFECT.

          a. This Seventh Supplemental Indenture shall take effect on the date hereof (the "EFFECTIVE DATE").

          b. As of the Effective Date, the Indenture shall be modified and amended in accordance with the provisions of this Seventh Supplemental Indenture, and all terms and conditions of the Indenture and this Seventh Supplemental Indenture shall be read together as though they constitute one instrument, except that, in the case of conflict, the provisions of this Seventh Supplemental Indenture shall control. All references to the Indenture in the Indenture or in any other agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the

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Indenture as amended by this Seventh Supplemental  Indenture.  The Indenture, as modified and amended by this Seventh Supplemental Indenture, is hereby ratified and confirmed in all respects and shall be binding upon all Holders.

     4. CONFLICT WITH TRUST INDENTURE ACT. If any provision of this Seventh Supplemental Indenture limits, qualifies or conflicts with any provisions of the TIA that is required under the TIA to be part of and govern any provision of this Seventh Supplemental Indenture, the provisions of the TIA shall control. If any provision of this Seventh Supplemental Indenture modifies or excludes any provision of the TIA that may be modified or excluded, the provision of the TIA shall be deemed to (a) be applicable to the Indenture as so modified or (b) be excluded by this Seventh Supplemental Indenture, as the case may be.

     5. SEVERABILITY. In the event that any provision of this Seventh Supplemental Indenture shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     6. SUCCESSORS. All covenants and agreements in this Seventh Supplemental Indenture of the Company, the Guarantors and the Trustee shall bind their successors and assigns, whether so expressed or not.

     7. NEW YORK LAW TO GOVERN. This Seventh Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York, as applied to contract made and performed within the State of New York, without regard to principles of conflicts of law.

     8. COUNTERPARTS. The parties may sign any number of copies of this Seventh Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     9. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.

     10. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Seventh Supplemental Indenture o for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors. In entering into this Seventh Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not explicitly provided herein.





                            [Signature Pages Follow]



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     IN  WITNESS   WHEREOF,   the  parties   hereto  have  caused  this  Seventh
Supplemental Indenture to be duly executed and attested, all as of the date first written above.

                                  COLUMBUS McKINNON CORPORATION



                                  By:    /S/ Karen L. Howard
                                         -------------------
                                  Name:  Karen L. Howard
                                  Title: Vice President - Treasurer



                                  CRANE EQUIPMENT & SERVICE, INC.



                                  By:    /S/ Karen L. Howard
                                         -------------------
                                  Name:  Karen L. Howard
                                  Title: Vice President



                                  YALE INDUSTRIAL PRODUCTS, INC.



                                  By:    /S/ Karen L. Howard
                                         -------------------
                                  Name:  Karen L. Howard
                                  Title: Vice President



                                  AUDUBON EUROPE S.AR.L.



                                  By:    /S/ Timothy R. Harvey
                                         ---------------------
                                  Name:  Timothy R. Harvey
                                  Title: Manager



                                  By:    /S/ Romain Thillens
                                         -------------------
                                  Name:  Romain Thillens
                                  Title: Manager

                                  U.S. BANK TRUST NATIONAL ASSOCIATION,
                                  as Trustee


                                  By:    /S/ Cheryl L. Clarke
                                         --------------------
                                  Name:  Cheryl L. Clarke
                                  Title: Assistant Vice President